Exhibit 99.1

For Release April 21, 2008 OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS FIRST QUARTER EARNINGS

     Chino, California… The Board of Directors of Chino Commercial Bancorp, the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the first quarter ended March 31, 2008 with net earnings of $41,471, a 68.1% reduction from $130,144 for the fourth quarter of 2007, and a 76.7% reduction from net income of $177,783 for the first quarter of last year. The reduction in net income was caused in part by a significant out of pattern provision to Loan Loss Reserve during the first quarter of $234,631. Net income per basic share for the first quarter was $0.06 as compared to $0.18 per share for the fourth quarter ended December 31, 2007, and $0.23 for the first quarter last year.

     Dann H. Bowman, President and Chief Executive Officer stated, “The Bank made a significant provision to Loan Loss Reserve during the first quarter, even though no actual credit losses were recognized. Looking at a number of economic events occurring in and around the real estate industries, the Bank is taking a proactive and conservative approach to credit quality by making this provision. Though the provision resulted in lower earnings during the first quarter, in the long run we believe that these conservative credit practices will be a benefit to the Bank ongoing.

     “At quarter-end March 31, 2008 the Bank had three loans on non-accrual status, and experienced no credit losses year-to-date, and no credit losses for the past seven years. The Bank has not originated, and has no exposure to sub-prime mortgage loans, or option ARM mortgages.”

Financial Condition

     At March 31, 2008, total assets were $72.2 million, a decrease of $7.8 million or 9.7% from December 31, 2007, and a decrease of $20.5 million or 22.1% from March 31, 2007. This is a direct result of the declining balances in real estate industry related accounts Loans increased $89,001 during the first quarter from December 31, 2007 with a balance at March 31, 2008 of $53.3 million. Comparing the balances of March 31, 2007, the Company’s loans increased $1.7 million or 3.2% during the twelve month period. The growth was primarily in real estate secured lending.

     Total deposits decreased by 11.0% to $62.7 million at March 31, 2008, a decrease from $70.4 million at December 31, 2007. Total deposits decreased 24.8% from March 31, 2007’s balance of $83.3 million. At March 31, 2008, the Company’s core deposits represent 96.7% of the total deposits.

Earnings

     The Company posted net interest income of $884,585 for the quarter ended March 31, 2008 as compared to $1,074,278 for the quarter ended March 31, 2007, due to decreased average balances in investment securities and Federal funds sold.

     Non-interest income totaled $264,387 for the first quarter of 2008, or an increase of 24.8% from $211,870 earned during the first quarter of 2007. Service charges on deposit accounts increased 30.9% to $232,558 due to increased overdraft and return item charges.

     The provision for loan losses increased $168,738 to $234,631 or 256.1% in the first quarter of 2008, compared to $65,893 in the first quarter of 2007.

     General and administrative expenses were $862,748 for the three months ended March 31, 2008 as compared to $937,681 for the first quarter of 2007. The largest component of general and administrative expenses was salary and benefits expense of $477,792 for the first quarter of 2008 as compared to $481,853 for the three months ended March 31, 2007. The slight decrease in salaries and benefits expenses was reflective of a reduction of full time equivalent staff during the first quarter of 2008 compared to the first quarter of 2007. Advertising and marketing expenses decreased by $11,697 or 29.6% for the comparable three-month period. Other expenses decreased by $55,718 for the comparable three-month period due decreased in courier expense, stationery and office supplies expense, and primarily due to decreased Reserve for Undisbursed Credits of $24,631.

     Income tax expense was $10,122 for the three months ended March 31, 2008 as compared to $104,791 for the three months ended March 31, 2007. The effective income tax rate for 2007 and 2006 is approximately 39%.

Forward-Looking Statements

     The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

     Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
March 31, 2008 and December 31, 2007
(unaudited)
	March 31, 2008	December 31, 2007
ASSETS:
Cash and due from banks	$ 4,118,859	$ 3,463,092
Federal funds sold	230,000	7,440,000
Cash and cash equivalents	4,348,859	10,903,092

Interest-bearing deposits in other banks	124,084	123,841

Investment securities available for sale	6,581,462	7,339,354
Investment securities held to maturity (fair value approximates
$3,766,000 at March 31, 2008 and $3,880,000 at December 31, 2007)	3,699,368	3,873,251
Total investments securities	10,280,830	11,336,446
Loans
Construction	2,548,039	2,606,750
Real estate	40,155,063	39,726,301
Commercial	9,930,892	10,062,969
Installment	641,562	790,535
Gross Loans	53,275,556	53,186,555
Unearned fees and discounts	(85,939)	(87,389)
Loans net of unearned fees and discounts	53,189,617	53,099,166
Allowance for loan losses	(1,029,860)	(725,211)
Net loans	52,159,757	52,373,955
Restricted stock	660,150	654,250
Fixed assets, net	2,042,317	2,085,203
Accrued interest receivable	272,607	326,990
Prepaid & other assets	2,290,179	2,268,909
Total assets	$ 72,178,783	$ 79,948,845

LIABILITIES:
Deposits
Non-interest bearing	$ 32,814,110	$ 42,270,696
Interest Bearing
NOW and money market	24,382,342	22,711,556
Savings	1,263,530	1,202,965
Time deposits less than $100,000	2,151,118	2,054,915
Time deposits of $100,000 or greater	2,070,185	2,156,778
Total deposits	62,681,285	70,396,910

Accrued interest payable	56,301	63,962
Other liabilities	499,062	509,389
Subordinated debentures	3,093,000	3,093,000
Total liabilities	66,329,648	74,063,261
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 699,798 shares and 704,278 shares at March 31,
2008 and December 31, 2007, respectively.	2,539,714	2,639,462
Retained earnings	3,266,759	3,249,982
Accumulated other comprehensive loss	42,662	(3,860)
Total equity	5,849,135	5,885,584
Total liabilities & equity	$ 72,178,783	$ 79,948,845

CHINO COMMERCIAL BANCORP
STATEMENTS OF INCOME
(unaudited)

	For the Quarter Ended March 31,
	2008	2007
Interest income
Investment securities and due from banks	$ 125,801	$ 191,235
Federal funds sold	24,991	116,830
Interest and fee income on loans	984,455	977,172
Total interest income	1,135,247	1,285,237
Interest expense
Deposits	199,615	159,696
Other borrowings	51,047	51,263
Total interest expense	250,662	210,959
Net interest income	884,585	1,074,278
Provision for loan losses	234,631	65,893
Net interest income after
provision for loan losses	649,954	1,008,385
Non-interest income
Service charges on deposit accounts	232,558	177,682
Other miscellaneous fee income	8,473	9,110
Dividend income from restricted stock	8,244	8,875
Income from bank owned life insurance	15,112	16,203
Total non-interest income	264,387	211,870
General and administrative expenses
Salaries and employee benefits	477,792	481,853
Occupancy and equipment	83,781	93,241
Data and item processing	76,558	66,590
Advertising and marketing	27,829	39,526
Legal and professional fees	65,793	70,353
Insurance	8,228	6,358
Directors' fees and expenses	19,176	20,451
Other expenses	103,591	159,309
Total general & administrative expenses	862,748	937,681
Income before income tax expense	51,593	282,574
Income tax expense	10,122	104,791
Total income	$ 41,471	$ 177,783
Basic earnings per share	$ 0.06	$ 0.23
Diluted earnings per share	$ 0.05	$ 0.21